Exhibit 99.1

ACETO Corporation
4 Tri Harbor Court
Port Washington, New York 11050

“Sourcing and Supplying Quality Products Worldwide”	NEWS RELEASE

FOR IMMEDIATE RELEASE

ACETO Names Walter Kaczmarek III Chief Operating Officer

Port Washington, NY – July 18, 2016 - ACETO Corporation (NASDAQ:ACET), a global leader in the marketing, sale and distribution of products for Human Health, Pharmaceutical Ingredients and Performance Chemicals, today announced that it has named Walter J. Kaczmarek III its Chief Operating Officer effective August 1, 2016.

Mr. Kaczmarek will assume responsibility for managing day-to-day operations at ACETO’s three business segments, reporting to Salvatore Guccione, Chief Executive Officer.

Mr. Kaczmarek, age 57, possesses more than 25 years of experience in the pharmaceutical industry spanning the entire value chain from development to manufacturing to sales and marketing. Most recently, he served as President, Multisource Pharmaceutical Division of Mallinckrodt Pharmaceuticals. Prior to serving at Mallinckrodt, he held various positions of increasing responsibility including Senior Vice President at Fougera Pharmaceuticals, Inc., Vice President, National Accounts, at Nycomed US Inc., and Vice President, National Accounts, at McKesson Corporation.

Salvatore Guccione, CEO of ACETO said, "We are extremely pleased to add an industry veteran with extensive experience in finished dosage form generic pharmaceuticals and pharmaceutical ingredients to our senior management team. Walt’s track record of growth, proven leadership capabilities and business acumen will be invaluable as we continue to execute on our long-term growth strategy. Walt will report directly to me and I am confident he will be a strong contributor to our company from the onset of his joining.”

Mr. Kaczmarek holds a Bachelor of Business Administration from Stetson University and has served on the Advisory Boards of AmeriSource Bergen and McKesson Corporation.

ABOUT ACETO

ACETO Corporation, incorporated in 1947 and with offices and operations in 10 countries, is engaged in the marketing, sale and distribution of Human Health products (finished dosage form generics and nutraceutical), Pharmaceutical Ingredients (pharmaceutical intermediates and active pharmaceutical ingredients) and Performance Chemicals (specialty chemicals and agricultural protection products).

This news release contains forward-looking statements as that term is defined in the federal securities laws. To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and as such, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company, which could cause actual results and outcomes to differ materially from those expressed herein. Factors that could cause actual results to differ materially from those set forth or implied by any forward-looking statement include, but are not limited to, risks and uncertainties discussed in ACETO’s reports filed with the Securities and Exchange Commission, including, but not limited to, ACETO’s Annual Report or Form 10-K for the fiscal year ended June 30, 2015 and other filings. Copies of these filings are available at www.sec.gov. ACETO undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

Investor Relations Contact:

LHA

Jody Burfening

(212) 838-3777

jburfening@lhai.com